Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 24, 2014, in the Registration Statement (Form S-1) and related Prospectus of Immune Design Corp. for the registration of its common stock.

/s/ Ernst & Young LLP

Seattle, Washington

June 23, 2014